June 22, 1995



Teledyne, Inc.
2049 Century Park East
Los Angeles, California 90067-3101


Ladies and Gentlemen:

          The undersigned is Senior Counsel to Teledyne, Inc. and is familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 200,000 shares of the Common Stock ($1.00 par value) of Teledyne, Inc. that are issuable under the 1995 Non-Employee Director Stock Option Plan of Teledyne, Inc. (the "Plan").

          Based upon my examination and consideration of such documents, instruments, certificates, records and legal matters as I have deemed necessary for the purposes thereof, I am of the opinion that the shares of Common Stock to be registered on the Registration Statement, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

          I consent to the filing of this opinion as an exhibit to the Registration Statement and to references to my name in the Registration Statement.

                                   Very truly yours,

                                   /s/ JOSHUA D. ZARROW

                                   Joshua D. Zarrow